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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE



CONTACT:
-------
John DePodesta                      THE FINANCIAL RELATIONS BOARD
Neil Hazard                         -----------------------------
PRIMUS Telecommunications Group     (212) 661-8030
(703) 902-2800                      Investors:  Jordan Darrow
                                    Media:  Alan Goldsand
                                    General:  Jeff Bogart



          PRIMUS PLANS $175 MILLION PRIVATE PLACEMENT OF SENIOR NOTES

     MCLEAN, Virginia, January 5, 1999; PRIMUS Telecommunications Group, Incorporated (Nasdaq NMS: PRTL) announced today that it anticipates offering $175,000,000 in aggregate principal amount of senior notes due 2009 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The net proceeds from the offering, after payment of selling commissions and discounts, and other expenses of the offering, are expected to be used to fund capital expenditures to expand and develop its global network and for other permitted corporate purposes.

     The senior notes anticipated to be offered and sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

          PRIMUS Telecommunications Group, Incorporated is a global facilities-based telecommunications company providing domestic and international long-
distance voice, data, private network and value-added services.   The Company
provides services through an extensive global network of owned and leased transmission facilities, international gateway switches, and a variety of operating agreements that allow the Company to deliver traffic worldwide. Founded in 1994 and based in McLean, Va., the Company now serves over 375,000 corporate, small- and medium-sized business, residential and wholesale customers located in the North America, Caribbean, Europe and the Asia-Pacific regions of the world. News and information are available at the Company's Website at http://www.PRIMUStel.com.
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          To receive additional information on PRIMUS Telecommunications Group,
Incorporated via fax at no charge, dial 1-800-PRO-INFO and enter code PRTL.


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